[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

Exhibit 10.2

SECOND AMENDMENT TO SUPPLY AGREEMENT
This SECOND AMENDMENT TO THE SUPPLY AGREEMENT (the “Amendment”) is entered into as of 17 May, 2019 (the “Amendment Effective Date”) by and between Exelixis, Inc., a Delaware company having an address at 1851 Harbor Bay Parkway, Alameda CA 94502, USA (“Exelixis”) and Ipsen Pharma SAS, a French corporation having an address at 65 Quai Georges Gorse, 92100 Boulogne-Billancourt, France (“Licensee”). Exelixis and Licensee may be referred to herein individually as a “Party” or collectively as the “Parties”.
RECITALS
WHEREAS, Exelixis and Licensee are parties to that certain Collaboration and License Agreement dated February 29, 2016, as amended by Amendment No. 1 dated effective December 20, 2016, Amendment No. 2 dated effective September 14, 2017, and Amendment No. 3 dated effective October 26, 2017 (together, the “License Agreement”), pursuant to which the Parties have been collaborating on the development and commercialization of cabozantinib; and
WHEREAS, Exelixis and Licensee are parties to that certain Supply Agreement dated February 29, 2016, as amended by that certain Side Letter between the Parties dated August 26, 2016, Amendment No. 1 dated effective October 26, 2017, and a second Side Letter dated effective December 7, 2017, subsequently extended on April 6, 2018 (together, the “Supply Agreement”), pursuant to which Exelixis has been manufacturing and supplying cabozantinib to Licensee for development and commercial use under the License Agreement; and
WHEREAS, the Parties desire to enter into this Amendment to amend the Supply Agreement to reflect updates to the supply process, in particular to outline the ongoing process for launch supply in new territories and supersede the Side Letter, and make certain other changes, all on the terms and conditions set forth below.
NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
1.    AMENDMENTS TO DEFINITIONS
1.1    A new definition of “Reworked Product” shall be added and shall read:
“Reworked Product” shall mean Finished Product that has been shipped to the Licensee, which the Licensee subsequently requires a modification to the packaging of such Finished Product; and the Licensee sends this Finished Product to the nominated Exelixis Third Party subcontractor for repacking of the primary pack into a new carton with an updated patient information leaflet (PIL).”
1.2    The definition of “Manufacture” is hereby deleted in its entirety and replaced with the following:
“Manufacture” means all activities related to the manufacturing of the Compound, Products and Reworked Product, in final labeled, packaged form for commercial use, including in-process and finished product testing, release of product or any component or ingredient hereof, quality assurance activities related to manufacturing and release of product, ongoing stability tests and regulatory activities related to any of the foregoing. “Manufacturing” has a correlative meaning.”
2.    PRODUCT SUPPLY
2.1    The first sentence of Section 2.2(a) is hereby deleted in its entirety and replaced with the following:

“(a)     Rolling Forecast. On or prior to the [ * ] of each Calendar Quarter during the Term of this Supply Agreement, Licensee shall provide Exelixis a rolling forecast of the quantity of Finished Products, and Reworked Products, to be used for commercialization that Licensee plans to order during the [ * ] period commencing the following Calendar Quarter, itemizing the applicable quantity for each form of the Product (i.e., dosage strength and packaging configuration) (“Order Forecast”). The rolling forecast will provide the required Finished Goods quantities. Additionally, the forecast will include primary-packaged tablet (“Britestock”) quantities that are necessary to fulfill the required Finished Goods deliveries. An example of the Order Forecast schedule is attached at Exhibit A Parts 2 and 3.”
2.2    Section 2.2(b) is hereby deleted and replaced in its entirety with the following:
“(b)     Binding Commitment. The [ * ] of each Order Forecast shall constitute a binding commitment on Licensee to purchase and Exelixis to supply [ * ] of the order commitment set out therein of the Finished Product. Reworked Product is specifically excluded from any binding commitment, other than purchase order placement for Reworked Product per section 2.3(a)(v). . The [ * ] of the Order Forecast shall be a binding commitment on Licensee to purchase [ * ] of the order commitment for [ * ] the Finished Product. For clarity, the following [ * ] of the Order Forecast are indicative only and shall not be binding on the Licensee. The Licensee shall place such orders in accordance with Section 2.3 (a).”
2.3    Section 2.3(a) is deleted in its entirety and replaced with the following:
“(a)    Purchase Orders. For the Term of this Supply Agreement, Licensee shall submit to Exelixis binding purchase orders (each, a “Purchase Order”) for all Product, including without limitation Finished Product and Reworked Product, to be delivered as further described in Section 2.3(a)(i-iii) below. An example of the Purchase Order scheduling sequence is attached at Exhibit A Part 1. Exelixis shall accept or reject each Purchase Order in writing within [ * ] after its receipt of such Purchase Order; provided, however, that Exelixis shall accept such Purchase Order, if the quantities of Product are equal to those set forth to be delivered for such Calendar Quarter in the Order Forecast.
(i)     Finished Goods. On or before the [ * ] of the Calendar Quarter, Licensee shall submit to Exelixis a binding Purchase Order for Finished Product to be delivered during the [ * ] after the Purchase Order is submitted.
(ii)     Unallocated Britestock. In each Calendar Quarter, it is expected that there will be a known quantity of Britestock remaining after all Finished Goods in fulfillment of the applicable Purchase Order have been packaged (such britestock, “Unallocated Britestock”). On or before the [ * ] of the Calendar Quarter and [ * ] per Calendar Quarter and unless otherwised agreed between the parties, Licensee may submit to Exelixis a Purchase Order to convert the Unallocated Britestock to Finished Goods respecting a [ * ] delivery lead time for receipt of the Finished Goods. Exelixis will use commercially reasonable efforts to reduce delivery lead time. In order to support the accelerated new market launches for Cabometyx in EU and RoW, Licensee and Exelixis agree that Exelixis will in good faith target to release within [ * ] from Licensee’s written request for utilization in a new market (EU or RoW). This lead time is dependent upon Licensee’s ability to provide required information to Exelixis (eg. label information/artwork; product requirements such as serialization information).
(iii)     Excess-Yield Britestock. All Britestock produced in a given batch that is in excess of Finished Goods plus Unallocated Britestock, if any, shall be defined as “Excess-Yield Britestock”. On or before the [ * ] of any month and [ * ] per Calendar Quarter and unless otherwised agreed between the parties, Licensee may submit to Exelixis a Purchase Order to completely convert all Excess-Yield Britestock to Finished Goods respecting a [ * ] lead time for receipt of Finished Goods. Exelixis will use commercially reasonable efforts to reduce delivery lead time. In support of this

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Exelixis will confirm to Ipsen the quantity of Excess Yield Britestock on or before the [ * ] of such month.
(iv)     Unused Britestock. Exelixis will promptly notify Licensee in the event that there is any unused Britestock. Any Britestock remaining after [ * ] from manufacturing date will be destroyed unless Licensee provides prior written notice to Exelixis of its intent to utilize such unused Britestock by including such unused Britestock in a Purchase Order in accordance with any of the ordering processes outlined above. Licensee will use commercially reasonable efforts to utilize Britestock within [ * ]. If destroyed, Exelixis will invoice Licensee for the cost of the Britestock, as well as the actual costs incurred by Exelixis for the destruction.
(v)     Reworked Product. From time to time, labelling updates may require that Finished Product be returned by Licensee, in its sole discretion, for repackaging by Exelixis. Licensee may submit to Exelixis on or before the [ * ] of any Calendar Month, but no more than [ * ] per Calendar Quarter, a Purchase Order for such Reworked Product, respecting a [ * ] lead time from receipt of such Purchase Order. Exelixis will use commercially reasonable efforts to reduce delivery lead time. It is acknowledged that the Purchase Order SKU quantities may be reduced by Licensee by up to [ * ], but in any event orders, whether original or revised, for Reworked Product shall never be [ * ].
2.4    Section 2.3(c) is deleted in its entirety and replaced with the following:
“(c)    Delivery and Shipping Terms. Purchase Orders submitted for quantities of Product that are in accordance with Section 2.3(a) and/or Section 2.3(b) as applicable will be binding on both Parties after acceptance in writing by Exelixis; provided, however, that should Exelixis neither reject a Purchase Order nor provide written confirmation of acceptance within [ * ] of receipt, Exelixis shall be deemed to have accepted the Purchase Order effectively. The Purchase Order will specify a single delivery date for such order to be delivered. Exelixis shall deliver all Finished Product [ * ]. For Purchase Orders placed for commercialization in Canada; Exelixis shall deliver [ * ], as notified by Licensee. Licensee shall deliver all Reworked Product to [ * ]. Exelixis shall deliver all Reworked Product from [ * ]. Exelixis shall be responsible for obtaining all licenses or other authorizations for the exportation of such shipments and shall supply Licensee with the documentation required for filing or claiming credit or deduction for any applicable taxes and/or duties. Licensee shall be responsible for obtaining all freight, handling, insurance, and shipping expenses for such shipments, and shall be the importer of record and responsible for all duties and taxes for such shipments, and shall be responsible for obtaining all distribution licenses for the Products.”
2.5    Section 2.4(g) of the Supply Agreement is deleted in its entirety and replaced with the following:
“(g)    Inventory Management; Safety Stock. Each Party shall manage its inventory in a manner that maximizes the remaining shelf life of its inventory. Licensee shall carry a reasonable quantity of inventory of the Finished Product for its own use and the use of its partners, and Exelixis shall carry a reasonable quantity of raw materials, including API, which may be used in the event of an interruption to the supply chain. The quantity of such safety stock shall be reviewed and discussed at the [ * ] S&OP meeting and agreed upon by the Parties [ * ]. The Parties shall replace and replenish the safety stock continuously on a first to expire, first out basis. Each Party shall be responsible for the cost of maintaining its own safety stock.”
2.6    A new Section 2.4(h) shall be added and shall read:
“2.4(h) Reworked Product Yield. Exelixis shall in good faith target to ensure that at least [ * ] of Reworked Product units sent by Licensee, are returned to Licensee; excluding any sample quantities required to support quality release. The parties acknowledge that this yield percent will be dependent upon whether product received from Licensee being undamaged and without defect. ”

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

2.7    Clause 2.5(d) “Damage after Delivery” shall be deleted in its entirety and replaced with the following:
“2.5(d) Damage after Delivery. Licensee shall bear the risk of damage to the Product after delivery to Licensee pursuant to Section 2.3(c). If the Product is damaged after delivery to Licensee pursuant to Section 2.3(c) and Licensee intends to order replacement Product, Licensee shall promptly notify Exelixis of the damage and any orders for replacement Product, and Exelixis may at it sole discretion but in good faith, accept or reject all or a portion of the order for the replacement Product. If the Product is damaged after delivery to the Third Party, Exelixis shall promptly notify Licensee of such damage and provide Licensee with replacement Reworked Product free of charge as soon as possible but in no event later than [ * ] from the original agreed delivery date. For clarity, such Reworked Product replacement is Licensee’s only remedy for any such damage at the Third-Party repackaging vendor, and the Parties explicitly agree that no other compensation will be available from Exelixis or such Third-Party repackaging vendor for such damage.”
3.    FINANCIALS
3.1    Clause 3.1 shall be amended to add a new clause 3.1(d) and shall read:
“3.1(d) Reworked Product. The service charge for the Reworked Product (“Service Charge”) will be [ * ]. The cost of Exelixis Third Party subcontractor performing the rework activities shall be agreed in advance of Purchase Order placement with Licensee.”
4.    GENERAL PROVISIONS
4.1    Effect of Amendment. Except as expressly modified herein, all terms and conditions set forth in the Supply Agreement, as in effect on the Amendment Effective Date, shall remain in full force and effect.
4.2    Entire Agreement. The Supply Agreement as modified by this Amendment, and together with the License Agreement, is both a final expression of the Parties’ agreement and a complete and exclusive statement with respect to its subject matter. They supersede all prior and contemporaneous agreements and communications, whether written or oral, of the Parties regarding this subject matter.
4.3    Severability. If, for any reason, any part of this Amendment is adjudicated invalid, unenforceable, or illegal by a court of competent jurisdiction, such adjudication shall not, to the extent feasible, affect or impair, in whole or in part, the validity, enforceability, or legality of any remaining portions of this Amendment. All remaining portions shall remain in full force and effect as if the original Amendment had been executed without the invalidated, unenforceable, or illegal part.
4.4    Counterparts; Electronic or Facsimile Signatures. This Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. This Amendment may be executed and delivered electronically or by facsimile and upon such delivery such electronic or facsimile signature will be deemed to have the same effect as if the original signature had been delivered to the other Party.
{SIGNATURE PAGE FOLLOWS}

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed and entered into by their duly authorized representatives as of the Amendment Effective Date.

EXELIXIS, INC. By: /s/ Michael M. Morrissey, Ph.D. Name: Michael M. Morrissey, Ph.D. Title: President and Chief Executive Officer	IPSEN PHARMA S.A.S By: /s/ Ronan Stephens Name: Ronan Stephens Title: SVP Supply Chain

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

EXHIBIT A, Part 1

Forecast and Purchase Orders

[ * ]

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

EXHIBIT A: Part 2: Rolling Order Forecast (Example Only)

[ * ]

EXHIBIT A: Part 3: Rework Order Forecast (Example Only)

[ * ]

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.